UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MEDICAL PROPERTIES TRUST, INC.

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Medical Properties Trust SUPPLEMENTAL PROXY MATERIALS May 20, 2025

SUPPLEMENTAL PROXY MATERIALS In addition to the materials presented in the 2025 Proxy Statement, we are providing this supplemental information to ask for your support at the Annual Meeting on Proposals 1 and 3. Proposal 1 asks you to vote on the election of directors, and Proposal 3 asks for stockholders to approve, on an advisory basis, our named executive officer compensation (the “Say-on-Pay” proposal). Our Board of Directors recommends that our stockholders vote FOR all three proposals (including the election of directors and the Say-on-Pay proposals) set forth in our proxy statement and to consider this supplemental information that demonstrates that our directors have implemented a compensation program that is aligned with our shareholder interests and our performance. 2

INDEX INFORMATION SUPPLEMENTAL TO OUR PROXY STATEMENT TO ADDRESS STATEMENTS MADE BY INSTITUTIONAL SHAREHOLDER SERVICES (“ISS”) Summary Page Number CEO compensation is directly aligned with performance. In 2024, our CEO’s Actual Realized Compensation was $5.8 million which is significantly lower than the Summary Compensation Table total of $16.4 million 4 Our Compensation Committee (“the Committee”) commits that the Company will not grant “off-cycle” or “special” awards absent extraordinary circumstances 5 Our short-term incentive plan (cash bonus) and long-term incentive plan are coordinated to drive share price as evidenced by the correlation between our share price and the CEO’s Actual Realized Compensation 6 Our 2025 compensation plan will continue rigorous provisions 7 Responses to other ISS comments 8 3

CEO PAY-FOR-PERFORMANCE IS STRICTLY ALIGNED

ISS COMMENT: "an unmitigated pay-for-performance misalignment exists"

OUR RESPONSE: We categorically disagree with this statement, and we firmly believe that our CEO's compensation is fully aligned with shareholders

- In 2024, our CEO's Actual Realized Compensation was $5.8 million compared to the Summary Compensation Table of $16.4 million. Actual Realized Compensation, defined as cash paid plus vested equity, more accurately shows what our CEO was paid and is a better metric to measure pay-for-performance
- The Summary Compensation Table totals describe unrealized amounts using grant date fair value in accordance with SEC rules and accounting standards (FASB ASC Topic 718)
- With input from its independent compensation consultant, the Committee designed the 2024 program such that **no** long-term performance compensation would be realized unless the market price of our common stock increased by 67% from the grant date
- This stock price increase did not happen in 2024, therefore, our CEO's Actual Realized Compensation was only 35% of the reported Summary Compensation Table total of $16.4 million. This result is as designed by the Committee
- The following table demonstrates how our CEO's Actual Realized Compensation compares to the Summary Compensation Table total:

Ed Aldag	2024	2023	2022
	($)	($)	($)
Base Salary	1,000,000	1,000,000	1,000,000
Bonus & Non-Equity Incentive Plan Compensation	2,556,599	2,800,000	2,500,000
Total Cash Compensation	**3,556,599**	**3,800,000**	**3,500,000**
Value Realized on Vesting: Time Based Equity	2,033,842	2,015,336	4,599,819
Value Realized on Vesting: Performance Based Equity	177,062	2,922,364	5,279,001
Total Value Realized on Equity Vesting	**2,210,904**	**4,937,700**	**9,878,820**
Total Actual Realized Compensation	**5,767,503**	**8,737,700**	**13,378,820**
Comparison to Summary Compensation Table			
Summary Compensation Table Total	16,388,255	17,854,051	16,025,513
($) Difference	***(10,620,752)***	***(9,116,351)***	***(2,646,693)***
Percentage Decrease Compared to Summary Compensation Table	***65%***	***51%***	***17%***

CEO Pay Alignment: As demonstrated in the chart below, there is a strong correlation between stock price performance and CEO Actual Realized Compensation



$11.14
$4.91
$3.95
Total Actual Realized Compensation (in Thousands)
Year End Share Price
$13,379
$8,738
$5,768
2022
2023
2024

See page 16 of our 2025 Proxy Statement for more information on the CEO's Actual Realized Compensation

4

FUTURE EQUITY AWARDS ISS COMMENT: “Not all shareholder concerns are considered meaningfully addressed, particularly concerns related to off-cycle awards. Accordingly the committee has demonstrated only limited responsiveness” OUR RESPONSE: The Committee aggressively and effectively sought input from its shareholders, including two rounds of outreach, resulting in conversations with shareholders representing 42% of outstanding shares. As is our historical practice, our CEO did not participate in any of these conversations. This outreach resulted in positive changes to our compensation plan and conversations that will help shape executive compensation moving forward ISS commended MPT for its improved disclosure but included a caveat that a particular investor comment related to off-cycle or special awards was not addressed. ISS stated that because investors expressed objections to such awards (even though none were granted), the Company should make an express commitment to not grant them Although no special or off-cycle awards were granted to executives or were even considered, the Company commits to not make any future special or off-cycle awards to the Company’s executive officers absent extraordinary circumstances Our Board of Directors and Compensation Committee takes all shareholder concerns seriously, and we strongly recommend that you vote FOR the election of all directors 5

EXECUTION OF STRATEGIC PLAN ISS COMMENT: OUR RESPONSE: “The significant year-over-year changes in metrics (to the STI awards) generally limited an assessment of goal rigor for the year in review” The metrics were designed for the strategic goals set by the Company in the beginning of 2024 The rigor of our goals is evidenced by the reduction in CEO bonus when comparing 2024 and 2023 bonus earned OUR 2024 COMPENSATION PLAN CONTINUES TO EMPHASIZE A PAY-FOR-PERFORMANCE STRUCTURE THAT REWARDS ACHIEVEMENT CONSISTENT WITH OUR ANNUAL AND LONG-TERM STRATEGIES, WITH A FOCUS ON OUR STRATEGIC PLAN In 2022, the Company began to face several negative conditions, including the impact of COVID on all hospital operators, generationally high global inflation, constrained financial markets, a coordinated attack by a group of short-sellers, misinformation about private investments in the healthcare business, and the bankruptcies of two of its largest tenants During this time, the Company implemented a strategic plan to strengthen our financial position and recover an acceptable cost of capital with the foreseeable goals of returning to prudent and accretive investment in healthcare real estate and increasing dividends to our stockholders. This strategy resulted in: Re-tenanting $1.5 billion in facilities previously leased to a bankrupt tenant Demonstration of multiple sources of new capital giving the Company access to a lower cost of capital Profitable monetization of select assets for reducing debt and extending maturities Improvement of the market value of our shares and creation of tangible stockholder value These achievements were directly tied to our short-term incentive plan (cash bonus), which, given continued success of these efforts, is expected to drive share price growth. Only if these 2024 goals result in significant additional share price appreciation will our executives begin to earn the 2024 Stock Price Performance Awards 6

LOOKING TO THE 2025 COMPENSATION PROGRAM TO FURTHER ALIGN EXECUTIVES WITH SHAREHOLDERS, THE COMPANY HAS IMPLEMENTED THE BELOW COMPONENTS TO THE CEO’S 2025 COMPENSATION PLAN: Reduction in total target compensation: The CEO’s 2025 total target compensation has been reduced to $14.5 million from $15.5 million in 2024, representing a 6.5% decrease in total target compensation The 2025 stock award total for our CEO has been reduced by approximately 14% when comparing to 2023 and 2024 Retaining equity award structure: To ensure continued alignment with shareholders, the Company has granted executives performance awards which can only be earned based on achievement of the meaningful total shareholder return hurdles summarized in the below chart. Importantly, these hurdles must be achieved over the grant date stock price of $5.44, not the year-end stock price of $3.95 From January 1, 2025, through the grant date of April 15, 2025, the Company achieved a TSR of 37%. The below hurdles are incremental to the results achieved prior to the grant date: Total Shareholder Return Hurdle (as of grant date) Total Shareholder Return Hurdle (as of 1/1/2025) Percentage of Target RSUs Earned 20% 57% 100% 40% 77% 200% 60% 97% 300% 7

RESPONSE TO MISCELLANEOUS COMMENTS IN THE 2025 ISS REPORT ISS Assertion: Our Response: “The restructured STI program for the CEO and CFO remains predominantly based on quantified, pre-set goals, however, bonuses for other NEOs are discretionary and disclosure surrounding the bonuses is limited” Our three additional NEOs, Mr. Hanna, Ms. Hooper, and Mr. Portal were named as NEOs in 2023. Their bonus payments, which in aggregate are less than $2.0 million, were determined at the discretion of our CEO pursuant to the authority granted by and review of the Committee The primary determinants of this $2.0 million aggregate bonus as considered by the CEO and reviewed by the Committee included successful management and reporting of complex transactions resulting from the Steward bankruptcy, identifying replacement tenants and negotiating lease terms with respect to hospitals formerly operated by Steward, ongoing management of our multi-billion dollar portfolio of approximately 400 properties, and assistance related to several billion dollars of highly profitable asset sales and financings “while the majority of LTI awards are based on stock price goals that appear reasonably rigorous, the goals may be achieved based on a relatively short sustainment period, which may reward short stock price swings” Achievement of the performance levels under the 2024 Stock Price Performance Award would show that our Company has created sustained and long-term improvements, as creating 67% to 139% appreciation is most likely going to take time. This is evidenced by the fact that these awards were granted over a year ago, and not even one dollar has been earned. These hurdles are meaningful and must be sustained over a period of 20 consecutive trading days, which is consistent with ISS’s own guidance on the requirements for an award of this type to be considered performance-conditioned Additional to the rigorous hurdles, the 2024 Stock Price Performance Award has a one-year time-based vesting period after the awards are earned “the CEO’s LTI grant value remains large and the number of shares covered by his award increased significantly for the second consecutive year” Our CEO’s equity grants were reduced in 2024 from 2023 levels and already have been further reduced in 2025. The value of our CEO’s 2025 long-term performance award will be significantly less than in 2024 Our Compensation Committee targets a dollar amount for the value of the CEO’s performance awards as is typical for most REITs in the industry. Therefore, the share count will vary depending on the stock price on the date of grant 8

CONCLUSION Executives are incentivized only when shareholders benefit — no value is realized unless significant share price appreciation occurs. This is demonstrated by our Actual Realized Compensation metric, which shows that our CEO’s compensation has declined significantly year over year in alignment with our stock price performance CEO’s target compensation was reduced in 2025, signaling continued alignment with shareholder expectations Shareholder feedback helped shape the 2025 plan, which focuses on delivering sustained performance and recovery, and prompted enhanced disclosures in our 2025 Proxy Statement Your vote is important. We urge you to vote FOR the advisory vote to approve the compensation to our named executive officers in 2025 and FOR each nominee to the Board of Directors, including the members of the Compensation Committee. 9

AT THE VERY HEART OF HEALTHCARE.® 10